UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

DATE OF REPORT (Date of earliest event reported): July 6, 2010

001-33635

(Commission file number)

CARDIUM THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	27-0075787
(State of incorporation)	(IRS Employer Identification No.)

12255 El Camino Real, Suite 250 San Diego, California 92130	(858) 436-1000
(Address of principal executive offices)	(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01	OTHER EVENTS.

On July 7, 2010, the Company issued a press release reporting the receipt of a letter received from NYSE Amex LLC informing the Company that matters relating to the Company’s exchange listing compliance were resolved. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated by reference herein.

ITEM 5.02	COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

1. Change in Control Severance Plan for Named Officers, Officers, and Employees. On July 8, 2010, the Board of Directors of Cardium Therapeutics, Inc. (the “Company”) adopted a Change in Control Severance Plan (the “CIC Plan”) that provides severance benefits to members of management and employees of the Company with whom the Company enters into a Change in Control Severance Agreement. The form of Change in Control Severance Agreement that was approved for the Company’s named executive officers is referred to herein as the “Named Executive Officer Severance Agreement” and the form that was approved for the Company’s other officers and employees, other than its named executive officers, is referred to herein as the “Other Officer and Employee Severance Agreement.”

A.	Named Executive Officer Severance Agreement.

Under the terms of the Named Executive Officer Severance Agreement, if the employment of any such named executive officer is terminated within twelve months following a change in control (as defined in the Named Executive Officer Severance Agreement) by either such executive officer for good reason or by the Company for any reason other than cause, death or disability, then such executive officer is entitled to, subject to certain covenants and restrictions set forth in the Named Executive Officer Severance Agreement, (a) a cash payment equal to one and one half times his base salary, (b) the continuation of certain employee benefits for no more than twelve months, and (c) all accrued but unpaid salary and vacation, unreimbursed valid business expenses and other vested benefits pursuant to the express terms of any employee benefit plan. Each executive officer is also entitled to the benefits set out above, subject to certain covenants and restrictions set forth in the Named Executive Officer Severance Agreement, if his employment is terminated within six months prior to an impending change in control and the Board of Directors determines, in good faith, that such termination was in connection with the impending change in control.

B.	Other Officer and Employee Severance Agreement.

Under the terms of the Other Officer and Employee Severance Agreement, if the employment of any such officer or employee is terminated within twelve months following a change in control (as defined in the Other Officer and Employee Severance Agreement) by either such officer or employee for good reason or by the Company for any reason other than cause, death or disability, then such officer or employee is entitled to, subject to certain covenants and restrictions set forth in the Other Officer and Employee Severance Agreement, (a) a cash payment equal to 75% of base salary, (b) the continuation of certain employee benefits for no more than twelve months, and (c) all accrued but unpaid salary and vacation, unreimbursed valid business expenses and other vested benefits pursuant to the express terms of any employee benefit plan. Each executive officer is also entitled to the benefits set out above, subject to certain covenants and restrictions set forth in the Other Officer and Employee Severance Agreement, if his employment is terminated within six months prior to an impending change in control and the Board of Directors determines, in good faith, that such termination was in connection with the impending change in control. The Company currently has eleven executives and employees that could be eligible under this agreement.

In accordance with the CIC Plan, the Company entered into a Named Executive Officer Severance Agreement with each of its named executive officers: Christopher Reinhard; Tyler Dylan-Hyde; and Dennis Mulroy. A copy of the CIC Plan is attached hereto as Exhibit 10.1 and incorporated by reference herein. The foregoing description of the CIC Plan does not purport to be complete and is qualified in its entirety by reference to the full text of the CIC Plan.

In accordance with the CIC Plan, the Company is authorized to enter into Other Officer and Employee Severance Agreements with other officers and employees of the Company. A copy of the form Named Executive Officer Severance Agreement between the Company and each of its current named executive officers is attached hereto as Exhibit 10.2 and incorporated by reference herein. A copy of the form Other Officer and Employee Severance Agreement is attached hereto as Exhibit 10.3 and incorporated by reference herein.

2. Base Salaries for Executive Officers. The Board of Directors of the Company adopted a recommendation of the Compensation Committee of the Board of Directors (the “Committee”) to authorize the Company to increase the base salary of the Company’s Chief Financial Officer, Dennis Mulroy, to $260,000, which increase is in effect as of July 6, 2010. In determining individual salaries of the Company’s executive officers, the Committee considers various factors, including an individual’s qualifications and relevant experience, the scope of the executive’s job responsibilities, individual contributions and performance, the compensation levels of executives at similar companies, and three year period since the previous salary adjustment.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS.

(d)	Exhibits.

10.1	Change in Control Severance Plan and Summary Plan Description.

10.2	Form of Change in Control Severance Agreement between the Company and each of its named executive officers.

10.3	Form of Change in Control Severance Agreement between the Company and its officers and employees.

99.1	Press Release issued on July 7, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CARDIUM THERAPEUTICS, INC.

Date: July 12, 2010	By:	/s/ Christopher J. Reinhard
Christopher J. Reinhard
Chief Executive Officer